Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2007

Houston, Texas, September 19, 2007 — SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced financial results for its fourth quarter and fiscal year 2007 ended June 30, 2007.

Fourth Quarter Results

SPACEHAB posted a fourth quarter fiscal 2007 net loss of $13.2 million, or $1.02 per share, on revenue of $12.8 million compared with a fourth quarter fiscal 2006 net income of $48,000, or $0.00 per share, on revenue of $14.6 million. Included in the fourth quarter’s results was a non-cash charge of $14.2 million as the Company wrote down the book value of one of its two pressurized space shuttle modules, and other module related assets. The Company had previously written down the other module during fiscal year 2006. NASA has not designated use of the Company’s modules, which have flown on 23 space shuttle missions since 1993, on any of the remaining space shuttle flights.

During the quarter, the Company announced the award of a $35 million indefinite delivery, indefinite quantity (IDIQ) contract for its Astrotech Space Operations subsidiary, supplying payload processing services for the U.S. Government at the Vandenberg Air Force Base (VAFB) in California. “We were especially pleased when Astrotech was subsequently awarded the first mission contract to support the Ocean Surface Topography Mission under the IDIQ,” said SPACEHAB President, Jim Royston. “We’re currently awaiting a determination from our customer on the next two mission competes recently submitted under the $35 million contract award,” he said.

Year End Results

SPACEHAB’s net loss for fiscal 2007 was $16.3 million, or $1.26 per share, on revenue of $52.8 million compared to a net loss of $12.4 million, or $0.97 per share, on revenue of $50.7 million for the prior fiscal year. Year end results include a non-cash charge of $14.2 million as the Company wrote down the book value of one of its two pressurized space shuttle modules.

In April 2007, SPACEHAB announced that it had received notification from NASDAQ that the Company had until October 3, 2007 to regain compliance with NASDAQ’s $1.00 per share minimum bid price requirement. Should SPACEHAB fail to remedy the bid price deficiency by the established deadline, NASDAQ is expected to notify the Company that its securities will be delisted from the NASDAQ Capital Market. The Company will have the right to appeal such determination.

Liquidity

SPACEHAB’s cash and restricted cash was approximately $16.0 million as of June 30, 2007. Included in the cash balance is $3.1 million for in-flight insurance on STS-118 that was paid in July 2007.

Additionally, $6.3 million is restricted cash for a construction contract with a government customer to expand payload processing facilities at the Company’s Vandenberg Air Force Base location. Current liabilities increased to $31.5 million at June 30, 2007 compared to $17.9 million at June 30, 2006 due primarily to $10.3 million of the Company’s bonds which mature in October 2007. As of year end, SPACEHAB carried a contract backlog of $26.8 million, $3.3 million of which represents remaining revenue on STS-118.

Update of Ongoing Operations

Throughout the fourth quarter, SPACEHAB continued final preparations for the Company’s twenty-third mission in support of the Space Shuttle Program, culminating in the successful STS-118 International Space Station (ISS) assembly and resupply mission launched on August 8, 2007. SPACEHAB’s External Stowage Platform 3 (ESP3), a spare parts facility now permanently attached to the station, and Logistics Single Module took up nearly two-thirds of Endeavour’s cargo bay during this, the Company’s last scheduled space shuttle mission. The SPACEHAB team is currently supporting deintegration activities for its payload customers.

In addition to the new contracts at VAFB, Astrotech commenced major construction upgrades at that location, in support of the U.S. Government, to furnish 5-meter fairing accommodations by September 2009. Affecting Astrotech’s Long Beach operation, Sea Launch experienced an explosion in January 2007 during spacecraft liftoff resulting in the loss of a satellite and damage to the floating launch platform, stalling satellite processing operations for the third and fourth quarters of fiscal year 2007. A full inspection, evaluation, and repair of the damage ensued and preliminary reports indicate that Sea Launch will return to flight in October 2007.

Continued exceptional customer evaluations on SPACEHAB’s Government Services’ Program Integration and Control (PI&C) contract led to additional configuration and data management work for the Company, in support of NASA’s Constellation Program, during fiscal year 2007. Looking to expand this support capability to both NASA’s Constellation and Orion programs on a long-term basis, SPACEHAB is responding to two NASA solicitations, the Orion Project Integration Contract and Constellation Program Support Contract, subsequent to quarter end.

Also subsequent to quarter end, the Company announced the commencement of an Exchange Offer for any and all of its outstanding 8% Convertible Subordinated Notes due 2007 (the “Junior Notes”) and any and all of its outstanding 5.5% Senior Convertible Notes due 2010 (the “Senior Notes”) for disclosed shares of preferred and common stock. The Exchange Offer will expire at 5:00 p.m., New York City time, on October 1, 2007, unless the Exchange Offer is extended or terminated.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies and universities, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months		Twelve Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenue	$12,830	$14,568	$52,762	$50,746
Costs of revenue	19,067	10,592	51,029	46,855
Gross profit (loss)	(6,237)	3,976	1,733	3,891
Operating expenses
Selling, general and administrative	1,920	2,814	9,883	10,672
Research and development	259	108	801	410
Asset impairment charge	3,879	—	3,879	—
Total operating expenses	6,058	2,922	14,563	11,082
Income (loss) from operations	(12,295)	1,054	(12,830)	(7,191)
Interest expense	(1,065)	(1,083)	(4,290)	(5,511)
Interest and other income (expense), net	135	77	759	337
Income (loss) before income taxes	(13,225)	48	(16,361)	(12,365)
Income tax benefit (expense)	—	—	69	(32)
Net income (loss)	$(13,225)	$48	$(16,292)	$(12,397)
Income (loss) per share
Net income (loss) per share — basic	$(1.02)	$0.00	$(1.26)	$(0.97)
Shares used in computing net income (loss) per share — basic	12,968,715	12,819,906	12,919,506	12,743,533

Net income (loss) per share — diluted	$(1.02)	$0.00	$(1.26)	$(0.97)
Shares used in computing net income (loss) per share — diluted	12,968,715	14,213,185	12,919,506	12,743,533

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	June 30,
	2007	2006
ASSETS
Cash, restricted cash and investments	$16,006	$6,317
Accounts receivable, net	8,224	11,379
Property, plant, and equipment, net	43,884	61,637
Other assets, net	4,361	6,117
Total assets	$72,475	$85,450
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	31,471	17,922
Long-term liabilities	54,135	64,719
Stockholders’ equity	(13,131)	2,809
Total liabilities and stockholders’ equity	$72,475	$85,450

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